Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-84112

PROSPECTUS SUPPLEMENT

(to Prospectus dated March 19, 2002)

16,375,714 Shares

MICHAELS STORES, INC.

Common Stock

     This prospectus supplement supplements the prospectus dated March 19, 2002 of Michaels Stores, Inc. relating to 16,375,714 shares of common stock, par value $.10 per share, of Michaels Stores, Inc. issuable by us upon exercise of options granted from time to time to eligible persons under the Michaels Stores, Inc. Amended and Restated 1997 Stock Option Plan and the subsequent offer and resale of such shares of common stock from time to time by selling stockholders or permitted transferees. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     This prospectus supplement restates in its entirety the information set forth under the captions “Use of Proceeds,” “Resale of Shares; Selling Stockholders,” “1997 Stock Option Plan” and “Federal Income Tax Consequences” in the prospectus.

The date of this prospectus supplement is July 25, 2003.

USE OF PROCEEDS

     The cash proceeds from the issuance of the shares of common stock upon exercise of options under the plan will be added to our funds and used for general corporate purposes. We will not receive any of the cash proceeds from the sale of shares of common stock by the selling stockholders following the exercise of their options.

RESALE OF SHARES; SELLING STOCKHOLDERS

     The persons listed in the following table are eligible pursuant to the registration statement and this prospectus to offer and sell shares of common stock acquired by them upon the exercise of options. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of the close of business on July 23, 2003. 66,784,201 shares of common stock were issued and outstanding as of that date.

     We are unaware whether the selling stockholders listed below intend to exercise the options or sell the shares of common stock they may acquire upon exercise of options.

     In the future we may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares of common stock acquired upon exercise of options pursuant to the registration statement and this prospectus. We will supplement this prospectus to reflect such changes as and when required by law.

	Common Stock			Common Stock
	Ownership		Number of	Ownership
	Prior to Offering (1)(2)		Shares of	After Offering (1)(2)
			Common Stock
Name and Position	Number	Percentage	Offered Hereby	Number	Percentage

Charles J. Wyly, Jr. (3) Chairman of the Board of Directors	1,802,988	2.7%	800,000	1,002,988	1.5%
Sam Wyly (4) Vice Chairman of the Board of Directors	1,589,992	2.3%	1,150,000	439,992	*
Stargate, Ltd. (5)	560,000	*	400,000	160,000	*
Richard E. Hanlon (6) Director	105,200	*	30,000	75,200	*
The Patrick Reid Hanlon Trust (7)	10,000	*	10,000	0	*
Richard C. Marcus (8) Director	105,000	*	30,000	75,000	*
R. Michael Rouleau (9) President and Chief Executive Officer	767,233	1.1%	700,000	67,233	*
Mark V. Beasley (10) Senior Vice President, General Counsel and Secretary	63,736	*	32,500	31,236	*
Jeffrey N. Boyer (11) Executive Vice President - Chief Financial Officer	75,000	*	75,000	0	*

	Common Stock			Common Stock
	Ownership		Number of	Ownership
	Prior to Offering (1)(2)		Shares of	After Offering (1)(2)
			Common Stock
Name and Position	Number	Percentage	Offered Hereby	Number	Percentage

J. Samuel Crowley (12) Senior Vice President - New Ventures	17,500	*	17,500	0	*
Thomas C. DeCaro (13) Senior Vice President - Inventory Management	53,152	*	52,501	651	*
Sue Elliott (14) Senior Vice President - Human Resources	53,334	*	53,334	0	*
Stephen R. Gartner (15) Senior Vice President - Supply Chain Management	58,601	*	58,334	267	*
Mike Greenwood (16) President — Artistree, a division of Michaels Stores, Inc.	77,858	*	16,667	61,191	*
Duane E. Hiemenz (17) Senior Vice President - New Business Development	84,255	*	75,834	8,421	*
Edward F. Sadler (18) Executive Vice President - Store Operations	192,500	*	192,500	0	*
Robert M. Spencer (19) Executive Vice President - General Merchandise Manager	130,166	*	130,166	0	*
Ronald S. Staffieri (20) President - Michaels Stores Group	100,000	*	100,000	0	*
Douglas B. Sullivan (21) Executive Vice President - Development	126,928	*	125,000	1,928	*
James F. Tucker (22) Executive Vice President - Chief Information Officer	130,226	*	108,335	21,891	*
Jeffrey L. Wellen (23) Head of Strategic Planning & Initiatives, Office of the CEO	50,000	*	30,000	20,000	*

*	Less than 1% of class.

(1)	Percentages are based on 66,784,201 shares of common stock issued and outstanding as of the close of business on July 23, 2003.

(2)	Persons holding shares of common stock pursuant to the Michaels Stores, Inc. Employees 401(k) Plan generally have sole voting and investment power with respect to such shares of common stock.

(3)	Includes 800,000 shares of common stock to be acquired upon exercise of options granted under the plan, 566,666 of which are presently exercisable (including 400,000 that are held by Stargate, Ltd. (a limited partnership, the general partner of which is a trust of which Mr. Wyly is a co-trustee)), 66,667 of which become exercisable on each of July 31, 2003 and July 31, 2004, 33,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 33,334 of which become exercisable on August 7, 2005. Also includes 70,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable. In addition, includes 160,000 shares of common stock held of record by Stargate, Ltd.; 564,284 shares of common stock held of record by family trusts of which Mr. Wyly is the trustee; and 208,604 shares of common stock held of record by Shadywood USA, Ltd. (a limited partnership of which Mr. Wyly is a general partner).

(4)	Includes 1,150,000 shares of common stock to be acquired upon exercise of options granted under the plan, 1,033,333 of which are presently exercisable, 33,333 of which become exercisable on July 31, 2003, 33,334 of which become exercisable on July 31, 2004, 16,666 of which become exercisable on August 7, 2003 and 16,667 of which become exercisable on each of August 7, 2004 and August 7, 2005. Also includes 70,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable. In addition, includes 200,000 shares of common stock held of record by Tallulah, Ltd. (a limited partnership of which Mr. Wyly is a general and limited partner); 149,572 shares of common stock held of record by family trusts of which Mr. Wyly is the trustee; 14,020 shares of common stock held of record by Mr. Wyly’s spouse; and 6,400 shares of common stock held of record by a marital trust of which Mr. Wyly’s spouse is the trustee.

(5)	Includes 400,000 shares of common stock to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Mr. Charles J. Wyly, Jr., Chairman of the Board of Michaels, is a co-trustee of a trust that is the general partner of Stargate, Ltd., a limited partnership.

(6)	Includes 30,000 shares of common stock to be acquired upon exercise of options granted under the plan, all of which are presently exercisable (including 10,000 that are held by The Patrick Reid Hanlon Trust (a trust of which Mr. Hanlon is a co-trustee)). Also includes 70,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable.

(7)	Includes 10,000 shares of common stock to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Mr. Richard E. Hanlon, a director of Michaels, is a co-trustee of The Patrick Reid Hanlon Trust.

(8)	Includes 30,000 shares of common stock to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Also includes 70,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable.

(9)	Includes 700,000 shares of common stock to be acquired upon exercise of options granted under the plan, 399,999 of which are presently exercisable, 66,667 of which become exercisable on each of July 28, 2003, July 31, 2003 and July 31, 2004, 33,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 33,334 of which become exercisable on August 7, 2005. Also includes 20,000 shares of common stock held jointly with spouse and 5,701 shares of common stock held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan.

(10)	Includes 32,500 shares of common stock to be acquired upon exercise of options granted under the plan, 18,333 of which are presently exercisable, 6,667 of which become exercisable on July 28, 2003 and 2,500 of which become exercisable on each of April 7, 2004, April 7, 2005 and April 7, 2006. Also includes 30,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 Employee Stock Option Plan, 6,666 of which are presently exercisable, 6,667 of which become exercisable on each of July 31, 2003 and July 31, 2004, 3,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 3,334 of which become exercisable on August 7, 2005. In addition, includes 1,036 shares of common stock held jointly with spouse.

(11)	Includes 75,000 shares of common stock to be acquired upon exercise of options granted under the plan, 25,000 of which become exercisable on each of February 7, 2004, February 7, 2005 and February 7, 2006.

(12)	Includes 17,500 shares of common stock to be acquired upon exercise of options granted under the plan, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005.

(13)	Includes 52,501 shares of common stock to be acquired upon exercise of options granted under the plan, 11,667 of which become exercisable on each of July 31, 2003, August 31, 2003 and July 31, 2004, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005. Also includes 618 shares of common stock held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan.

(14)	Includes 53,334 shares of common stock to be acquired upon exercise of options granted under the plan, 6,667 of which are presently exercisable, 11,667 of which become exercisable on October 31, 2003, 8,750 of which become exercisable on each of July 31, 2003 and July 31, 2004, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005.

(15)	Includes 58,334 shares of common stock to be acquired upon exercise of options granted under the plan, 25,277 of which are presently exercisable, 11,667 of which become exercisable on May 31, 2004, 1,945 of which become exercisable on each of July 31, 2003 and July 31, 2004, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005. Also includes 267 shares of common stock held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan.

(16)	Includes 16,667 shares of common stock to be acquired upon exercise of options granted under the plan, all of which become exercisable on July 28, 2003. Also includes 58,334 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 Employee Stock Option Plan, 16,667 of which become exercisable on each of July 31, 2003 and July 31, 2004, 8,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005. In addition, includes 2,792 shares held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan.

(17)	Includes 75,834 shares of common stock to be acquired upon exercise of options granted under the plan, 23,333 of which are presently exercisable, 11,667 of which become exercisable on each of July 28, 2003, July 31, 2003 and July 31, 2004, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005. Also includes 1,591 shares held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan.

(18)	Includes 192,500 shares of common stock to be acquired upon exercise of options granted under the plan, 121,666 of which are presently exercisable, 12,500 of which become exercisable on July 28, 2003, 16,667 of which become exercisable on each of July 31, 2003 and July 31, 2004, 8,333 of which become exercisable of each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005.

(19)	Includes 130,166 shares of common stock to be acquired upon exercise of options granted under the plan, 69,055 of which are presently exercisable, 6,667 of which become exercisable on July 28, 2003, 10,000 of which become exercisable on January 31, 2004, 9,722 of which become exercisable on each of July 31, 2003 and July 31, 2004, 8,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005.

(20)	Includes 100,000 shares of common stock to be acquired upon exercise of options granted under the plan, 33,333 of which become exercisable on each of January 8, 2004 and January 8, 2005 and 33,334 of which become exercisable on January 8, 2006.

(21)	Includes 125,000 shares of common stock to be acquired upon exercise of options granted under the plan, 49,999 of which are presently exercisable, 16,667 of which become exercisable on each of July 28, 2003, July 31, 2003 and July 31, 2004, 8,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005.

(22)	Includes 108,335 shares of common stock to be acquired upon exercise of options granted under the plan, 33,334 of which are presently exercisable, 16,667 of which become exercisable on each of July 28, 2003, July 31, 2003 and July 31, 2004, 8,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005. Also includes 14,000 shares of common stock held jointly with spouse and 2,016 shares of common stock held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan.

(23)	Includes 30,000 shares of common stock to be acquired upon exercise of options granted under the plan, 13,333 of which are presently exercisable, 6,667 of which become exercisable on September 29, 2003, 3,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 3,334 of which become exercisable on August 7, 2005. Also includes 20,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 Employee Stock Option Plan, 6,666 of which are presently exercisable and 6,667 of which become exercisable on each of July 31, 2003 and July 31, 2004.

MICHAELS STORES, INC.
AMENDED AND RESTATED
1997 STOCK OPTION PLAN

Available Information Regarding the Plan

     A copy of the plan has been filed as Exhibit 99.1 to our current report on Form 8-K (SEC File No. 001-09338) filed with the SEC on July 24, 2003.

     The following summaries of certain provisions of the plan are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the plan. See “Incorporation of Certain Documents by Reference.” Copies of the plan and additional information regarding the plan and the plan’s administrators may be obtained by contacting us at the address or telephone number listed on the cover page of this prospectus.

Purpose and Adoption of the Plan

     The plan is intended to provide incentive compensation to certain of our executive officers, key employees, directors, advisors and consultants. The plan is also intended to aid in attracting persons of outstanding ability to serve and remain in our service. Our board of directors adopted the original plan effective as of June 6, 1997. The stockholders approved the adoption of the original plan at the annual meeting of stockholders held on June 6, 1997. In accordance with the terms of the plan, our board of directors adopted amendments to the original plan effective as of July 18, 2003, which amendments are embodied in the amended and restated plan filed as Exhibit 99.1 to our current report on Form 8-K filed with the SEC on July 24, 2003.

Shares Available Under the Plan

     As of the close of business on July 23, 2003, the total number of shares of common stock available for issuance under the plan was 16,375,714 and options exercisable for 15,187,246 of such shares of common stock had been granted, resulting in options for 1,188,468 shares of common stock being available for grant as of that date. Any shares of common stock which are subject to options that are terminated unexercised, forfeited or surrendered, or that expire for any reason, will again be available for issuance under the plan. Under the terms of the plan, the number of shares of common stock available for issuance under the plan is automatically increased, if necessary, after the end of each fiscal quarter so that the sum of the number of shares of common stock previously issued upon the exercise of options, the number of shares of common stock then subject to outstanding options, and the number of shares of common stock then remaining available under the plan for future grants of options is equal to 20% of the total number of shares of common stock then outstanding, computed on a fully diluted basis.

     Shares of common stock issued under the plan may be authorized but unissued shares, shares held in treasury or a combination of both.

Description of Options Available Under the Plan

     The plan authorizes the grant of options to purchase shares of common stock that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, and which permit a plan participant to benefit from increases in the value of shares of common stock above a predetermined purchase price per share.

     The plan does not specify a maximum term for options granted under the plan. The exercise price of the options may not be less than the fair market value per share of the common stock on the grant date. No more than 1,500,000 shares of common stock pursuant to options may be granted to any plan participant during any single calendar year.

     Payment for shares of common stock purchased upon the exercise of an option may be made:

•	in cash or by check acceptable to us;

•	by transfer to us of shares of common stock, having a value on the business day immediately preceding the exercise date equal to the total exercise price, that are owned by the optionee and, unless otherwise determined by the committee or the board of directors, either (1) were acquired from a person other than us or (2) have been held by the optionee for at least six months;

•	by deferred payment from the proceeds of sale through a bank or broker of some or all of the shares of common stock to which such exercise relates;

•	by authorizing us to withhold a number of shares of common stock otherwise issuable to the optionee, having a value on the business day immediately preceding the exercise date equal to the exercise price, that are owned by the optionee and, unless otherwise determined by the committee or the board of directors, either (1) were acquired from a person other than us or (2) have been held by the optionee for at least six months;

•	by any other legal consideration acceptable to the plan’s administrators; or

•	by a combination of any of the foregoing.

However, payment by the transfer of shares of common stock to, or withholding shares of common stock by, us will not be available at any time during which we are prohibited from purchasing or acquiring shares of common stock.

     The plan does not require that a plan participant hold the shares of common stock received on the exercise of options for a specified period. The plan permits immediate sequential exercises of options with the exercise price being paid in shares of common stock, including shares of common stock acquired as a result of prior exercises of options.

     The plan’s administrators may, without the consent of the holder of an option, amend any option agreement in various respects, including acceleration of the time at which the option may be exercised, extension of the expiration date, reduction of the purchase price and waiver of other conditions or restrictions.

Plan Administration

     The plan is administered by a committee of the board of directors and the board of directors. The committee and the board of directors have the authority to decide which individuals will receive option grants, the number of shares of common stock to be covered by each option, and the time or times at which options will be exercisable. However, the committee has exclusive authority with respect to options intended to comply with Section 162(m) of the Internal Revenue Code. All of the members of the committee, which must comprise at least two members, are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The board of directors has appointed the Compensation Committee, whose members are appointed and may be removed by the board of directors from time to time, as the committee to administer the plan.

     The committee and the board of directors have the full authority and discretion to administer the plan. Any determination by the committee or the board of directors will be final and conclusive. However, if the committee disagrees with the board of directors, the determination of the board of directors will be the final and conclusive determination.

Persons Eligible to Receive Options

     Executive officers, key employees, directors, advisors, consultants of Michaels and our subsidiaries are eligible to receive grants of options under the plan.

Transferability of Options

     Options granted under the plan will be subject to the transfer restrictions, if any, that the committee or the board of directors may impose in granting the options.

Adjustments to Shares Available Under the Plan

     The committee or the board of directors may make or provide for adjustments in the maximum number of shares of common stock available under the plan, the number of shares of common stock covered by outstanding options, the purchase price per share of common stock covered by options, and/or the kind of shares covered (including shares of another issuer), as they may determine is equitably required to prevent dilution or enlargement of the rights of plan participants. Such circumstances include any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Vesting of Certain Options upon a Change in Control

     The stock option agreement evidencing any option may provide for the earlier exercise of such option in the event of a change in control of Michaels (as defined in such stock option agreement or in any agreement referenced in such stock option agreement) or in the event of any other similar transaction or event.

Withholding Taxes

     To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any benefit to be realized by an optionee under the plan, and the amounts available to us for the withholding are insufficient, it will be a condition to the realization of the benefit that the optionee make arrangements satisfactory to us for payment of the balance of the taxes required to be withheld. In addition, an optionee may also elect to have the withholding obligation of Michaels satisfied with shares of common stock that would otherwise be transferred to the optionee upon exercise of the option (or portion thereof), but Michaels may not withhold shares of common stock for this purpose in excess of the minimum tax required by law.

Nonqualified and Unfunded Status of the Plan

     The plan is unfunded and does not give plan participants any rights that are superior to those of our general creditors. The plan is not subject to the provisions of ERISA and is not qualified under Section 401(a) of the Internal Revenue Code.

No Rights to Continued Employment

     The plan does not confer upon any plan participant any right to continued employment or other service with us or any of our subsidiaries and does not interfere in any way with any right that we or any of our subsidiaries would otherwise have to terminate a plan participant’s employment or other service at any time.

Termination and Amendment of the Plan

     The plan may be terminated at any time by action of the board of directors. However, no option may be granted under the plan after June 6, 2007. The termination of the plan will not adversely affect the terms of any outstanding options. The plan may be amended by the board of directors or any duly authorized committee of the board of directors. Such amendments may include changes required or permitted by the Internal Revenue Service, the SEC, the National Association of Securities Dealers, Inc., any stock exchange upon which the common stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over us. Any amendment to the plan which removes or lessens any restrictions on options will apply to all options then outstanding.

Nature and Frequency of Reports

     Other than the agreement evidencing a grant of options, we do not intend to provide plan participants with updates as to the number of options granted, and status of such grants, under the plan.

Reoffers and Resales

     Plan participants who are our affiliates may resell shares of common stock acquired pursuant to the plan (1) under an effective registration statement, if any, covering such resale or (2) in brokerage transactions on the New York Stock Exchange without registration under the Security Act of 1933 upon compliance with all of the requirements of Rule 144 of the SEC. Plan participants who are not our “affiliates” may resell shares of common stock acquired pursuant to the plan in brokerage transactions on the New York Stock Exchange or otherwise without complying with Rule 144. As used in this paragraph, the term “affiliates” includes any plan participant who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, us. Our directors and officers may be considered to be “affiliates” and, therefore, should seek guidance on this issue before reselling shares of common stock acquired pursuant to the plan.

FEDERAL INCOME TAX CONSEQUENCES

General

     Certain U.S. federal income tax consequences of the grant, exercise or transfer of options, and the subsequent sale of shares acquired upon the exercise of options, are summarized below. This summary is based on the Internal Revenue Code, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an option or the shares of common stock purchased upon the exercise of an option.

     Because the tax consequences to a plan participant under the plan may vary depending on his or her individual circumstances, each plan participant should consult his or her personal tax advisor regarding the federal and any state, local or foreign tax consequences to him or her.

Recognition of Income; Tax Withholding

     Options granted under the plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the plan participant at the time of the grant, but the plan participant will realize ordinary income at the time of exercise of the options if the shares of common stock are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Internal Revenue Code). Such income is subject to payment and withholding of income, FICA and Medicare taxes and other applicable employment taxes. Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares (including any optioned shares withheld to satisfy withholding obligations) at the time of exercise over the exercise price.

Tax Basis in Shares Acquired; Gain or Loss on Disposition

     A plan participant’s tax basis in shares of common stock acquired upon the exercise of nonqualified stock options is generally equal to the exercise price plus any amount treated as ordinary income at the time of exercise. If shares of common stock acquired upon exercise of an option are later sold or exchanged, the difference between the sales price and the plan participant’s tax basis in the shares of common stock will generally be taxable as a capital gain or loss (if the stock is a capital asset of the plan participant). The deductibility of capital losses is subject to certain limitations which are not addressed herein.

Payment of Exercise Price with Shares

     If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of common stock previously owned by the plan participant, no gain or loss will be recognized on the exchange of the previously owned shares of common stock for a like number of shares of common stock. The plan participant’s basis in the number of shares of common stock received equal to the number of previously owned shares of common stock surrendered would be the same as the plan participant’s basis in the previously owned shares of common stock. However, the plan participant would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of common stock received in excess of the number of previously owned shares of common stock surrendered, and the plan participant’s basis in such excess shares of common stock would be equal to their fair market value at the time of exercise. For purposes of this discussion, any optioned shares withheld to satisfy withholding obligations are deemed to have been received by the plan participant.

Payment of Exercise Price by Withholding of Shares

     If the exercise price of a nonqualified stock option is paid by authorizing Michaels to withhold the number of optioned shares of common stock otherwise issuable to the plan participant having a market value equal to the exercise price, the plan participant would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of optioned shares of common stock (including any optioned shares withheld to satisfy withholding obligations) in excess of the number of shares of common stock withheld to satisfy the exercise price. The plan participant’s basis in such shares of common stock would be equal to their fair market value at the time of exercise.

Federal Tax Consequences for Transferors

     A plan participant who transfers a transferable option by way of gift will not recognize income at the time of the transfer. Instead, at the time the transferee exercises the transferable option, the transferor of such transferable option will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares of common stock purchased by the transferee over the exercise price of the related option, in the same manner as if the transferor had retained and exercised the option. If a transfer constitutes a completed gift for gift tax purposes, then such transfer will be subject to federal gift tax except, generally, to the extent protected by the individual’s annual exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the gift is the value of the option at the time of the gift. If the transfer of the option constitutes a completed gift and the transferor retains no interest in or power over the option after the transfer, the option generally will not be included in his or her gross estate for federal estate tax purposes. Prior to making a transfer of a transferable option, a plan participant should consult with his or her personal tax advisor concerning the possible federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein.

General Matters Applicable to Michaels

     To the extent that a plan participant recognizes ordinary income in the circumstances described above, Michaels or a subsidiary would be entitled to a corresponding federal income tax deduction, provided in general that (1) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (2) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Internal Revenue Code, and (3) certain statutory provisions relating to so-called “excess parachute payments” do not apply. Awards granted under the plan may be subject to acceleration in the event of a change in control of Michaels. Therefore, it is possible that these change in control features may affect whether amounts realized upon the receipt or exercise of options will be deductible by Michaels under the “excess parachute payments” provisions of the Internal Revenue Code.